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                                                                    EXHIBIT 99.5

                                  MAIR FAIBISH
                             1175 Walt Whitman Road
                            Melville, New York 11747

                               September 18, 2001



Lloyd Miller III
4550 Gordon Drive
Naples, Florida 43102

Dear Lloyd:

     This letter will confirm certain understandings between Mair Faibish (the "undersigned"), Synergy Brands Inc., a Delaware corporation ("SYBR"), and you relating to the offering (the "Offering") by SYBR of up to 200,000 units (each unit consisting of four shares of SYBR's common stock ("Common Stock") and a warrant to purchase one share of Common Stock). You have subscribed for units in the Offering.

     In order to induce you to purchase the units you have subscribed for in the Offering, and in consideration thereof:

     I.  The undersigned covenants and agrees with you as follows:

               A. For so long as (i) you, together with such other persons, trusts and other business entities controlling, controlled by or under common control with you (and your heirs and legal representatives) beneficially owns at least 625,000 shares of common Stock (as adjusted for stock splits, combinations and other like events), and (ii) the undersigned is an executive officer of SYBR, the undersigned will use all reasonable efforts to cause to be nominated for election to the Board of Directors of SYBR (the "Board"), initially to fill a vacancy existing or created on the Board and thereafter at each annual meeting of SYBR's stockholders or any special meeting in lieu thereof, one individual designated by you and who shall be reasonably acceptable to the Board (the "Investor Designee"). For purposes of clause (i) above, the shares of outstanding Common Stock owned by you shall mean and include the total number of shares of Common Stock over which you (and such other persons, trusts and other business entities described above) have voting or dispositive power plus the number of shares of Common Stock underlying any warrants or other convertible or derivative securities over which you (and such other persons, trusts and other business entities described above) have voting or dispositive power, in each case at the time of calculation.

               B. In the event any Investor Designee shall be unable or unwilling to serve as a director of SYBR, or shall resign or be removed as a director, you shall have the right to designate a



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Lloyd Miller III
September 18, 2001
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replacement in accordance with the provisions of Section A above and the obligations of the undersigned as provided in said Section A shall apply with respect to such replacement.

               C. For so long as the condition set forth in clause (i) of Section A above is met (even if the condition set forth in clause (ii) of Section A above is not met), the undersigned covenants and agrees to vote all the shares of any class of capital stock of SYBR at any time owned beneficially by the undersigned, including all securities having voting rights issued or issuable in respect thereof, and which the undersigned is entitled to vote, in favor of, and to take all other necessary or desirable actions within my control (whether as a stockholder, director or officer of SYBR or otherwise, including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that any Investor Designee will be elected as a director at any annual or special meeting of SYBR or will fill any vacancy created by the Board or by the resignation or removal of an Investor Designee.

               D. The undersigned acknowledges and agrees that performance by him of his obligations hereunder will confer a unique benefit on you and that a failure of such performance will result in irreparable harm to you and will not be compensable by money damages. The undersigned therefore agrees that this agreement shall be specifically enforceable by you and that specific enforcement and injunctive relief shall be a remedy properly available to you for any breach of any agreement herein by the undersigned.

       II. SYBR represents, warrants, covenants and agrees with you as follows:

               A. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) contravene, result in any breach of, or constitute a default under, SYBR's charter or bylaws, or any other agreement or instrument to which SYBR is bound or by which SYBR or any of its properties may be bound or affected or (ii) violate, conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to SYBR or its properties or assets.

               B. At any time after the acceptance of your subscription by SYBR, in whole or in part, SYBR covenants to you that immediately upon receipt of your written request, it will pay you consulting fees relating to SYBR's business and affairs, including the Offering, up to a maximum amount of $10,000.

       III.    The parties further agree as follows.
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Lloyd Miller III
September 18, 2001
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                    A.  Your rights under Articles I and II of this Agreement
may not be assigned or transferred by you without the prior written consent of the undersigned and SYBR, respectively.

                    B. Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument signed by you and, in the case of Article I, the undersigned and, in the case of Article II, SYBR.

                    C. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provisions of this Agreement with a valid enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or enforceable provision.

                    D. This Agreement may be executed in one or more counterparts, each of which shall be deem an original, and together shall continue one and the same instrument.

                    E. The construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

       Please confirm that the forgoing is in accordance with your understanding by signing the enclosed copy of this letter in the space provided below and return it to the undersigned.


                                                  Sincerely yours,

                                                  Mair Faibish
                                                  SYNERGY BRANDS INC.


                                                  By: /s/ MAIR FAIBISH
                                                      -----------------------
                                                      Mair Faibish, Chairman


CONFIRMED this 18th day of
September, 2001

/s/ LLOYD MILLER III
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Lloyd Miller III